PRELIMINARY PROXY STATEMENT

["PROMUS COMPANIES" logo]                        THE PROMUS COMPANIES
                                                 INCORPORATED
                                                 People Pledged to Excellence
                                                 1023 Cherry Road
                                                 Memphis, TN 38117 USA

                                   March 18, 1994

To Our Stockholders:

     You are cordially invited to attend The Promus Companies Incorporated Annual Meeting of Stockholders which will be held on April 29, 1994, at 11:00 a.m. at the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. All stockholders of record as of March 4, 1994, are entitled to vote at the Annual Meeting.

     The meeting will be held to: (a) elect four Class I directors, (b) approve an amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock and reduce their par value per share, (c) approve amendments to the Company's Stock Option Plan, and (d) ratify the appointment of independent public accountants for 1994.

     We appreciate your continued confidence in the Company and hope you will attend this year's Annual Meeting in person.

     Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

                                   Sincerely,

                                   /s/ Michael D. Rose

                                   Michael D. Rose
                                   Chairman of the Board
                                   and Chief Executive Officer

                                                          PRELIMINARY

                       THE PROMUS COMPANIES INCORPORATED
                               NOTICE OF MEETING

     The Annual Meeting of Stockholders of The Promus Companies Incorporated will be held at the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on Friday, April 29, 1994, at 11:00 a.m. to:

        1. elect four Class I directors;

        2. amend the Company's Certificate of Incorporation to:

           (a) Increase the authorized number of shares of Common Stock from 120,000,000 to 360,000,000.

           (b) Reduce the par value of each share of Common Stock from $1.50 to $.10

             (referred to collectively as the "Charter Amendment").

        3. approve amendments to the Company's 1990 Stock Option Plan ("Stock Option Plan");

        4. ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants for the 1994 calendar year; and

        5. transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 4, 1994, are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at The Promus Companies Incorporated, Corporate Secretary's Office, 1023 Cherry Road, Memphis, Tennessee 38117.

     PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                          /s/ E. O. Robinson, Jr.

                                          E. O. Robinson, Jr.
                                          Secretary

March 18, 1994

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                                  PRELIMINARY
                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Promus Companies Incorporated ("Promus" or the "Company") for use at the Annual Meeting of Stockholders to be held on April 29, 1994 (the "Annual Meeting").

     The Company's principal executive offices are located at 1023 Cherry Road, Memphis, Tennessee 38117. A copy of the Company's 1993 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card will be first mailed to stockholders on approximately March 22, 1994.

VOTING PROCEDURES

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States.

     You have three choices on each of the matters to be voted upon at the Annual Meeting. Concerning the election of directors, by checking the appropriate box on your proxy card you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the other matters to be voted upon, by checking the appropriate box you may: (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the item if a quorum is present.

     Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a later dated proxy, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1, 2, 3 and 4 on the proxy card and will be voted in the discretion of the persons named as proxies on other business that may properly come before the meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter and broker non-votes will have no effect.

     The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Promus common stock ("Common Stock") outstanding on March 4, 1994, will constitute a quorum.

     For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, the shares held by the Plan for such participant will not be voted.

     The Company's transfer agent, The Bank of New York, will tabulate the votes. A representative of the transfer agent will be appointed as inspector at the Annual Meeting to count all votes and ballots and perform the other duties required of an inspector.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     Stockholders of record at the close of business on March 4, 1994, are
entitled to vote at the meeting. At that date,         shares of Common Stock
were outstanding. Except for the Charter Amendment, the affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the meeting and entitled to vote is required to approve each matter to be voted on at the meeting. The Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock regardless of whether the holders of such shares are present at the meeting. Each share of Common Stock is entitled to one vote.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than 17 directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of 10 directors.

     In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. Four Class I directors are to be elected at the 1994 Annual Meeting for a three-year term ending in 1997. Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), Joe M. Henson, Michael D. Rose, Ronald Terry and Eddie N. Williams have been nominated by the Board of Directors for election to these Class I positions. Pursuant to a policy adopted by the Board of Directors, non-management directors may not serve as a director for more than 15 years. In accordance with this policy, after serving 15 years, a director is expected to resign effective the next annual stockholders meeting at which directors are elected. Mr. Terry will have 15 years of board service in September 1994, including service with Holiday Corporation and Holiday Inns, Inc. If he is elected at the 1994 Annual Meeting, it is expected he will resign as a director effective the date of the 1995 annual stockholders meeting. Under the Company's Certificate of Incorporation, the remaining Board of Directors will be entitled to elect a successor to fill the vacancy created by Mr. Terry's resignation to serve for the remainder of Mr. Terry's three year term.

     In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he will serve if elected.

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SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth in the following table is the beneficial ownership of Promus Common Stock as of January 31, 1994, for all current directors, including all nominees to the Board of Directors, the five executive officers of the Company named on page 18 and all directors and executive officers as a group. Each director or executive officer beneficially owns less than 1% of the total outstanding shares of Promus Common Stock except for Mr. Rose, who beneficially owns approximately 1.5% of the outstanding shares. All directors and executive officers as a group beneficially own approximately 3.1% of the total outstanding shares (including exercisable options).

     The amounts of shares shown in the table and related notes as well as other share amounts shown in this proxy statement reflect a 2 for 1 stock split in March 1993 and a 3 for 2 stock split in November 1993, each of which was effected as a stock dividend (the "Stock Splits").

     NAME                                                AMOUNT OF SHARES (A)
- -------------------------------------------------------  --------------------
James L. Barksdale.....................................            35,200
James B. Farley........................................            18,618
Joe M. Henson..........................................           225,000
Charles A. Ledsinger, Jr...............................           161,068
Ben C. Peternell.......................................           286,901
Colin V. Reed..........................................           105,724
Michael D. Rose........................................         1,571,103(b)(c)
Walter J. Salmon.......................................            14,601
Philip G. Satre........................................           419,659
Boake A. Sells.........................................            18,000
Ronald Terry...........................................           107,287(d)
Eddie N. Williams......................................             4,550
Shirley Young..........................................            34,850
All directors and executive officers as a group........         3,137,830

- ---------------
(a) The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Ledsinger, 9,000 shares; Mr. Peternell, 6,525 shares; Mr. Reed 8,475 shares; Mr. Rose, 33,750 shares; Mr. Satre, 23,100 shares; all directors and executive officers as a group, 85,656 shares. Shares listed include shares allocated to accounts under the Company's Savings and Retirement Plan as of December 31, 1993.
(b) Includes 125,200 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest.
(c) Includes 111,000 shares held by a charitable lead trust of which Mr. Rose's wife serves as the sole trustee. Mr. Rose disclaims any beneficial interest in such shares.
(d) Included in the shares for Mr. Terry are 4,800 shares owned by members of his family, in which shares he disclaims any beneficial interest.

                      NOMINEES: CLASS I, TERM EXPIRES 1997

[Picture]  JOE M. HENSON
           Mr. Henson, 60, has been Chairman of the Board of LEGENT Corporation since 1989. He was Chief Executive Officer of LEGENT Corporation from 1989 to April 1992. Mr. Henson has been a Promus director since April 1991. He is a member of the Human Resources Committee.

[Picture]  MICHAEL D. ROSE
           Mr. Rose, 52, has been Chairman of the Board and Chief Executive Officer of Promus since November 1989. Effective April 29, 1994, Mr. Satre will become Chief Executive Officer of Promus and Mr. Rose will continue as Chairman of the Board. Mr. Rose was President of Promus from November 1989 to April 1991. He was the Chief Executive Officer (1981-1990), Chairman of the Board (1984-1990) and President (1988-1990) of Holiday Corporation ("Holiday"). Mr. Rose is also a director of Ashland Oil, Inc., First Tennessee National Corporation and General Mills, Inc. He has been a Promus director since November 1989 and was a director of Holiday from 1978 to February 1990. He is Chairman of the Executive Committee.

[Picture]  RONALD TERRY
           Mr. Terry, 63, has been Chairman of the Board and Chief Executive Officer of First Tennessee National Corporation since 1973 and was President from 1988 to August 1991. He is also a director of BellSouth Corporation. Mr. Terry has been a Promus director since February 1990 and was a director of Holiday from 1979 to February 1990. He is a member of the Executive Committee and is Chairman of the Audit Committee.

[Picture]  EDDIE N. WILLIAMS
           Mr. Williams, 61, has been President of the Joint Center for Political and Economic Studies in Washington, D. C. since 1972 and was appointed Chief Executive Officer of the Center in 1991. He is a director of Grumman Corp. and Riggs National Bank of Washington, D. C. Mr. Williams has been a Promus director since October 1992. He is a member of the Audit Committee.

                     DIRECTORS: CLASS II, TERM EXPIRES 1995

[Picture]  PHILIP G. SATRE
           Mr. Satre, 44, has been President and Chief Operating Officer of Promus since April 1991 and President of Harrah's, an indirect subsidiary of Promus, since 1984. Effective April 29, 1994, he will become Chief Executive Officer of Promus. He was Chief Executive Officer of Harrah's from 1984 to April 1991. He was a Senior Vice President of Promus from November 1989 to April 1991 and a Senior Vice President of Holiday from December 1987 to February 1990. He also is a director of Goody's Family Clothing, Inc. He has been a director of Promus since November 1989 and was a director of Holiday from 1988 to February 1990. He is a member of the Executive Committee.

[Picture]  BOAKE A. SELLS
           Mr. Sells, 56, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc. from September 1987 to June 1992 and was President of that company from April 1988 to June 1992. Mr. Sells is a director of Huffy Corporation. He has been a Promus director since February 1990 and was a director of Holiday from 1985 to February 1990. He is a member of the Audit Committee.

[Picture]  SHIRLEY YOUNG
           Ms. Young, 58, has been Vice President-Consumer Market Development, General Motors Corporation since June 1988. From 1983 to June 1988 she was President and from June 1988 to December 1990 Chairman of Grey Strategic Marketing, Inc., a subsidiary of Grey Advertising, Inc. She is also a director of Bell Atlantic Corporation and a Consultant Director of Dayton Hudson Corporation. Ms. Young has been a Promus director since February 1990 and was a director of Holiday from 1983 to February 1990. She is a member of the Audit Committee.

                    DIRECTORS: CLASS III, TERM EXPIRES 1996

[Picture]  JAMES L. BARKSDALE
           Mr. Barksdale, 51, has been President and Chief Operating Officer and a director of McCaw Cellular Communications, Inc. since January 1992. He served as Executive Vice President and Chief Operating Officer of Federal Express Corporation from 1983 to October 1991. He has been a Promus director since February 1991. He is also a director of 3Com Corporation, Envoy Corporation, LIN Broadcasting Corp. and Network Computing Devices, Inc. He is a member of the Executive Committee and the Human Resources Committee.

[Picture]  JAMES B. FARLEY
           Mr. Farley, 63, has been a trustee of Mutual Of New York since July 1993. He was Chairman of the Board of Mutual Of New York from April 1989 to July 1993, was Chief Executive Officer of that company from April 1989 to January 1993 and was President from October 1988 to January 1991. Mr. Farley is also a director of Ashland Oil, Inc. Mr. Farley has been a Promus director since February 1990 and was a director of Holiday from 1982 to February 1990. He is a member of the Human Resources Committee.

[Picture]  WALTER J. SALMON
           Mr. Salmon, 63, since 1980 has been the Stanley Roth, Sr. Professor of Retailing and, since 1989, Senior Associate Dean, Director of External Relations, the Graduate School of Business Administration, Harvard University. Mr. Salmon is also a director of Hannaford Brothers Company, Luby's Cafeterias, Inc., The Neiman Marcus Group, The Quaker Oats Company, Telxon Corp., and Circuit City Stores, Inc. He has been a Promus director since February 1990 and was a director of Holiday from 1981 to February 1990. He is Chairman of the Human Resources Committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its direct or indirect subsidiaries are paid a monthly fee of $2,083 plus $1,000 for each board meeting and $1,000 for each committee meeting they attend. Committee chairmen are paid an additional $500 for each committee meeting attended. Under the provisions of the Company's two unfunded compensation deferral programs, directors may defer the receipt of all or a portion of their directors' fees. Under the first plan, amounts, while deferred, earn interest at a rate based on a calculated average prime interest rate. Under the second plan (the "Executive Deferred Compensation Plan"), amounts, while deferred, earn interest at a termination rate or at a retirement rate, both of which are approved annually by the Human Resources Committee. The termination rate for 1993 was 9% and the retirement rate was 16%. For 1994, these rates are 8.5% and 15.5%, respectively. The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the higher rate. A director generally will receive the retirement rate when he or she retires from the Board. All nonmanagement directors except Shirley Young deferred their fees under the Executive Deferred Compensation Plan during 1993. In connection with the administration of the Executive Deferred Compensation Plan, the Company has purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees. In purchasing these life insurance policies, certain assumptions have been made regarding mortality experience, interest rates and policy dividends. The Company expects to recover policy premiums and the net cost of benefits paid under the Executive Deferred Compensation Plan through the operation of these insurance contracts. Participants in the plan have no rights in the insurance policies. Amounts deferred under either plan may be paid in a lump sum or in installments, as selected by the director when making the deferral election.

     Each nonmanagement director is also provided with term life insurance of $50,000, accidental death insurance of $50,000, travel accident insurance of $250,000 while traveling on behalf of the Company and the opportunity to participate in the Company's standard group health insurance plans. During 1993 the total cost for these insurance benefits was approximately $996 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the cost of the life and health insurance.

     In February 1990 each nonmanagement director in office at that time was awarded 3,000 shares of restricted stock under the Company's 1990 Restricted Stock Plan which replaced 3,000 shares of Holiday restricted stock awarded in April 1989. Each new nonmanagement director is also entitled to 3,000 shares of restricted stock upon being elected a director and assuming duties. The 3,000 share awards vest in 300 share installments over ten years. If a director who had prior Board service with Holiday retires, he or she will also receive vesting credit for 300 shares based on each full year of such service prior to April 28, 1989.

MEETINGS

     The Board of Directors met five times during 1993. During the year, attendance at Board meetings averaged 95% and attendance at Committee meetings averaged 95%.

AUDIT COMMITTEE

     The Audit Committee, which met four times in 1993, (1) recommends annually to the Board of Directors the independent public accountants for the Company and its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with management and the internal auditors concerning similar matters; and (4) makes recommendations to all of the aforesaid groups that it deems appropriate.

HUMAN RESOURCES COMMITTEE

     The Human Resources Committee met five times during 1993. The Human Resources Committee acts as the nominating committee of the Board of Directors. It considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of nonmanagement directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary at the address shown on the front page of this Proxy Statement.

     The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.

EXECUTIVE COMMITTEE

     The Executive Committee met one time during 1993. During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $75,000,000 is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action.

                               CHARTER AMENDMENT

SUMMARY OF CHARTER AMENDMENT

     On February 25, 1994, the Board of Directors unanimously adopted resolutions approving the proposed Charter Amendment that amends the Company's Certificate of Incorporation to:

        (a) Increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 120,000,000 to 360,000,000; and

        (b) Reduce the par value of the Company's Common Stock from $1.50 per share to $.10 per share.

     The Board of Directors declared that the Charter Amendment was advisable and in the best interest of the Company and its stockholders, and directed that the proposed Charter Amendment be considered at the Annual Meeting for the purpose of obtaining the requisite stockholder approval.

     The Charter Amendment would amend the first paragraph of Article FOURTH of the Certificate of Incorporation and add a new transitional paragraph at the end of Article FOURTH, as provided in the resolutions set forth on page 9 of this Proxy Statement.

INCREASE IN AUTHORIZED STOCK AND DECREASE IN PAR VALUE PER SHARE

     The proposed increase in authorized shares and decrease in the par value per share will enhance the Company's flexibility in connection with possible future actions, such as stock dividends, stock splits, corporate mergers, acquisitions, equity financing for expansion or developing new business opportunities, employee benefit programs, or other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes subject to applicable laws and stock exchange regulations. Except where shares are issued on a pro-rata basis to all stockholders (such as in a stock dividend or stock split), the issuance of additional shares of Common Stock if approved by the Board of Directors would reduce the proportionate ownership interests in the Company held by current stockholders. The reduction in the par value per share from $1.50 to $.10 will result in the transfer of approximately $143.2 million from the Common Stock account to the capital surplus account on the Company's balance sheet. The capital surplus account is available for dividends whereas the Common Stock account cannot be used to fund dividends. The Company has no present intention to use the additional capital surplus for dividends. The number of shares of Preferred Stock and Special Stock authorized by the Certificate of Incorporation will remain the same.

EFFECTIVE DATE OF CHARTER AMENDMENT

     If the Charter Amendment is adopted by the required vote of stockholders, it will become effective when the appropriate Certificate of Amendment to the Company's Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. The Company anticipates that this filing will be made on April 29, 1994, promptly following the Annual Meeting, or as soon as practicable thereafter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTIONS:

        RESOLVED, that the Company's stockholders hereby approve the following amendments to Article FOURTH of the Company's
        Certificate of Incorporation:

        (1) That paragraph A of Article FOURTH of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

           "A. The total number of shares which the Corporation shall have authority to issue is 365,150,000, consisting of 360,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), 150,000 shares of preferred stock, par value of $100.00 per share (the "Preferred Stock"), and 5,000,000 shares of Special Stock, par value $1.12 1/2 per share (the "Special Stock")."

        (2) That the following additional paragraph be inserted immediately after paragraph A of Article FOURTH of the Company's Certificate of Incorporation:

           "Simultaneously with the effective date of the amendment of paragraph A of Article FOURTH to read as set forth above (the "Effective Date"), each share of the Common Stock, par value $1.50 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date shall, automatically and without further action on the part of the holder thereof, have a par value of $.10 per share and each existing certificate representing such shares shall represent the same number of shares of Common Stock, with a par value of $.10 per share.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE CHARTER AMENDMENT UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                               STOCK OPTION PLAN

DESCRIPTION OF PLAN

     On November 5, 1989, the Company adopted the Stock Option Plan. Under the Stock Option Plan, the Human Resources Committee (the "Committee") determines the key management employees who will be granted options under the plan. Members of the Board of Directors who are not employees are not eligible to receive stock options under the Plan.

     As of January 31, 1994, the maximum number of shares authorized for the issuance of new stock options was 1,761,220. Any shares subject to an option which expires for any reason, is forfeited or is terminated unexercised as to such shares may again be subject to an option under the Stock Option Plan.

     No stock option or stock appreciation right may be granted after ten years following the adoption of the plan. In general, except in case of death, disability or retirement, no stock option may be exercisable after the expiration of ten years and one day (ten years in the case of an incentive stock option) from the date of grant of the option. See "Amendment to Stock Option Plan For Stockholder Approval" below.

     The Stock Option Plan is administered by the Committee. The Committee has a wide degree of flexibility in determining options to be granted and determining the terms and conditions thereof. The expenses of administering the Stock Option Plan are borne by the Company.

     A stock option gives the holder the right to purchase Common Stock at a fixed price over a specified period of time. Grants may consist of either non-qualified stock options or incentive stock options. The option price of stock options is set by the Committee and options cannot be issued at a price less than 100% (110% in the case of an incentive stock option granted to a person owning, within the meaning of Section 424(d) of the Internal Revenue Code, more than 10% of the stock of the Company) of the fair market value of the Common Stock on the date the option is granted. The consideration for the grant of an option is the employee's service to the Company. The Committee has the right under the terms of the Plan to decrease the option price on any outstanding options. Except for price adjustments made in connection with the Stock Splits, the Committee has never exercised this right.

     The option price may be paid in cash, by check, or in shares of Common Stock having a total fair market value on the date of exercise equal to the option price. The Company may also permit the option price payable by reason of the exercise of an option to be satisfied by withholding shares (that would otherwise be obtained upon such exercise) having a fair market value equal to the aggregate option price of the exercised option. The Company may also permit optionees to use cashless exercise methods that are permitted by law and in connection therewith the Company has established a cashless exercise program where the commissions on the sale of stock subject to an exercised option are paid by the Company.

     Stock appreciation rights must pertain to, and be granted only in conjunction with, a related underlying option granted under the Stock Option Plan and can be exercisable and exercised only to the extent that the related option is exercisable. Upon the exercise of a stock appreciation right and the surrender of the exercisable portion of the related option, the optionee will be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the Committee. The award will have a total value equal to the product obtained by multiplying (i) the excess of the fair market value per share on the date on which the stock appreciation right is exercised over the option price per share by (ii) the number of shares subject to the exercisable portion of the related option so surrendered. No outstanding options currently have stock appreciation rights.

     In the event of an optionee's termination of employment (except by reason of death, permanent and total disability or retirement), all unvested (non-exercisable) stock options granted prior to January 1, 1992 (or based on annual grants made prior to January 1, 1992) are forfeited by their terms. In case of death, permanent and total disability, or retirement (termination of employment at 55 years or older with at least ten years of service), all unvested (non-exercisable) options granted prior to January 1, 1992 (or based on annual grants made prior to January 1, 1992) will accelerate and become vested. The treatment of stock options granted after January 1, 1992 with respect to termination of employment, death, disability or retirement is discussed below.

     Options may be exercised for a limited time after an optionee's death, retirement, or determination of disability, but only to the extent they were exercisable upon the date of such event. See "Amendment to Stock Option Plan For Stockholder Approval" below. In the case of an optionee's death, the options may only be exercisable by the optionee's legal representative or beneficiary if the Company is properly assured and legally advised of the rights of such persons.

     The Committee may terminate the Stock Option Plan or modify or amend the Stock Option Plan in such respect as it may deem advisable; provided, that the Committee may not, without further approval by the Company's stockholders, make any amendment which would require approval of stockholders under Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No amendment, modification or termination of the Stock Option Plan may adversely affect a participant's rights under any previously granted option.

     The Committee may adjust the number of shares subject to each outstanding option, the option prices of outstanding options, and the maximum number of shares subject to the Stock Option Plan and may take certain other actions in the event of certain changes in Common Stock which occur because of corporate changes described in the Stock Option Plan. In connection with the Stock Splits, the Committee approved adjustments that increased the authorized number of stock options under the Stock Option Plan to account for the Stock Splits and also adjusted the number and exercise price of outstanding options to preserve their value prior to the Stock Splits.

     The Committee also has authority to approve administrative rules and regulations to govern administration of the Stock Option Plan. The Committee has adopted administrative regulations that generally provide that with respect to stock options granted after January 1, 1992, upon an optionee's retirement, all stock options which at the time of retirement are unvested will be forfeited, and upon death or disability, 50% of unvested options will become exercisable and the balance will be forfeited. Upon a change in control (as defined), 100% of unvested options granted after January 1, 1992, will become exercisable. (These provisions of the new regulations do not apply to pro-rata grants of stock options which are awarded after January 1, 1992, to newly-hired or promoted employees where such grants are based on regular annual awards granted prior to January 1, 1992.) The regulations provide that with respect to options granted before or after January 1, 1992, the Committee may make exceptions to the forfeiture provisions in the regulations for stock options granted to officers who are subject to Section 16 of the Exchange Act (which includes all executive officers), and the Chief Executive Officer may approve exceptions to the forfeiture provisions for other employees.

FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE STOCK OPTION PLAN

     Certain of the federal income tax consequences applicable to the Stock Option Plan are set forth below. This discussion is intended to be general in scope and does not specify all of the special tax rules that can apply to various circumstances related to stock options.

     (1) Non-Incentive Stock Options. Federally taxable income is generally not recognized by an optionee when a non-incentive stock option is granted. On the date a non-incentive stock option is exercised, the amount by which the fair market value of the stock exceeds the exercise price of the option is taxed as ordinary income to the optionee. The amount of income taxed to the optionee will be allowed as a deduction for federal income tax purposes to the Company in the same year. The Company believes that the terms and conditions of the stock options granted under the Stock Option Plan currently meet the requirements for performance-based compensation under Section 162(m)(4)(c) of the Internal Revenue Code (the "Code") and that therefore the compensation attributable to the exercise of a stock option is not subject to the deduction limit under
Section 162(m) of the Code. One of the proposed amendments to the Plan, as discussed below, is intended to assure the continuing deductibility of such compensation under Section 162(m). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long-or short-term capital gain to the optionee, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long-or short-term capital loss, depending upon the holding period of the shares.

     (2) Incentive Stock Options. Federally taxable income is generally not recognized by an optionee when an incentive stock option is granted. When an optionee exercises an incentive stock option within the term of such option, no ordinary income will be recognized by the optionee at that time. However, the excess of the fair market value of the stock over the exercise price is considered an "item of adjustment" for alternative minimum tax purposes in the year of exercise. If the shares acquired upon exercise are disposed of more than one year after the date of transfer (and two years after grant date), the excess of the sale proceeds over the aggregate option price of such shares will be long-term capital gain to the optionee, and the Company will not be entitled to a tax deduction under such circumstances. In general, if the shares are disposed of prior to such date(s) (a "disqualifying disposition"), the lesser of (a) the excess of the fair market value of such shares at the time of exercise over the aggregate option price or (b) the amount realized on such disqualifying disposition will be ordinary income to the optionee at the time of the disqualifying disposition. The Company generally will be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the optionee. If a disqualifying disposition occurs in the year of exercise, the "item of adjustment" for alternative minimum tax purposes will not be more than the gain on disposition. The basis of the acquired shares for purposes of determining the alternative minimum tax gain or loss in years following the year of exercise will be the exercise price increased by the amount of the "item of adjustment" previously included in the alternative minimum taxable income.

AMENDMENTS TO STOCK OPTION PLAN FOR STOCKHOLDER APPROVAL

     On February 25, 1994, the Human Resources Committee approved the following proposed amendments to the Stock Option Plan which are being presented to the stockholders for approval:

          (a) An amendment that provides flexibility for exercising stock options in the event of the retirement, death or disability of an optionee. Under the current terms of the Stock Option Plan, an optionee has one year after retirement, death or determination of disability to exercise a stock option. The proposed amendment would allow an optionee with ten years of service a two year period, and an optionee with 20 years of service a three year period, after retirement, death or determination of disability to exercise any option to the extent it was exercisable on the date of such event, provided that (1) for incentive stock options, this two or three year period will not extend beyond the normal term of the option and (2) for non-incentive options, the term of the option will be extended up to a maximum term of thirteen years and one day to accommodate the two or three year extension in cases where retirement, death or determination of disability occurs within the three year period prior to the end of the normal term of the option.

          (b) A proposed amendment intended to comply with Section 162(m) of the Code. The proposed amendment would limit the number of stock options that can be granted to any individual to 250,000 options in any one year period. This number of options could be adjusted by the Human Resources Committee in the event of a change in corporate capitalization such as a stock split, stock dividend, a corporate transaction such as a merger, or other similar event. The purpose of this amendment is to assure that compensation attributable to stock options will continue to be fully deductible to the Company under Section 162(m) of the Code.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING AMENDMENTS TO THE STOCK OPTION PLAN.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee and subject to ratification by the stockholders, has appointed Arthur Andersen & Co. as the Company's independent public accountants for the 1994 calendar year. Arthur Andersen & Co. has been the Company's independent public accountants since February 1990, and prior to that was the independent public accountants for Holiday from 1971 to 1990. A representative of Arthur Andersen & Co. will be present at the meeting and will be given an opportunity to make a statement and answer questions. If the appointment is not ratified or if Arthur Andersen & Co. becomes incapable of serving in this capacity, or if their employment is terminated, the Board will appoint independent public accountants whose continued employment after the annual meeting in 1995 shall be subject to ratification by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1994.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Human Resources Committee (referred to in this section of the Proxy Statement as the "Committee") is composed entirely of independent outside directors. The Committee is responsible for approving the compensation of the management directors (Mr. Rose and Mr. Satre), reviewing the compensation of other executive officers, including the executive officers named on page 18, and approving stock awards, including stock options, for each such officer.

     The Company's compensation policy with regard to its executive officers and other key management is to pay cash compensation (salary and bonus) in the median range of amounts paid to executives who are employed in similar positions in companies primarily in service and entertainment industries with revenues regressed to be comparable to the Company's revenues. This group of approximately 20 companies is the comparator group. The comparator group is not identical to the peer group included in the performance comparison graph on page 17, although some companies in the peer group are included in the comparator group. The Company uses the comparator group for comparison purposes in regard to cash compensation because the Committee believes that the Company competes for executive talent across the country with a broad range of companies in several industries.

     The Company provides long-term incentive compensation opportunity to executive officers based solely on the performance of the Company's common stock. The long-term incentives are designed to attract and retain key executives by providing above average rewards for outstanding performance relative to the comparator group. The Company's compensation policies are described in more detail below.

SALARY

     As discussed above, salary ranges of executive officers are based on competitive factors. Merit salary increases within these ranges are based primarily on (1) the officer's achievement of performance objectives and (2) the current salary of the executive within the previously established salary range for his grade level. Salaries on average for executive officers were subject to adjustment within a range established for 1993 of 0 to 8% for merit increases. Greater weight is normally given to the achievement of objectives than to the executive's current salary level within the range of his grade level, although specific weights for each factor have not been established. The objectives of the Chairman and Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring an in-depth and skilled organizational structure to operate and develop the Company's businesses, positioning the Company for further growth and development and achieving the Company's annual business plan and its various financial goals. The Committee's assessment of the Chairman's and Chief Executive Officer's performance is based on a subjective review of such officer's performance against these objectives. Specific weights are not assigned to any particular objective. The objectives of the other executive officers are approved by the Chief Executive Officer. These objectives relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights are not given to each objective in this assessment.

     The Committee approves merit salary increases for the Chairman and Chief Executive Officer and the President. The Chief Executive Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. Merit salary percentage increases for the last three years for all executive officers have averaged 4.6% per year. For the year 1993, the Committee approved a 4.8% merit salary increase for Mr. Rose and the average merit salary percentage increases for the other executive officers for 1993 was 4.7%.

BONUSES

     Under the Company's annual management incentive bonus plan, prior to the beginning of each year the Committee assigns a corporate bonus objective for the Company's executive officers that is a targeted level of pre-tax earnings for the Company. The target is the pre-tax earnings contained in the Company's annual plan and is calculated before interest expense, property transactions and development expenses. A target bonus is established for each executive officer that is a specified percentage of the officer's salary if the pre-tax earnings objective is achieved. This percentage of salary increases or decreases on a matrix (the "bonus matrix") in relation to the pre-tax earnings objective. If 100% of the pre-tax earnings objective is achieved, the target bonus for the Chief Executive Officer is 60% of his base salary. For performance above 100% of the pre-tax earnings objective, additional bonus up to a maximum of 120% of such executive officer's base salary can be awarded. For the other executive officers, the target bonus for achieving 100% of the pre-tax earnings target ranges from 45% to 60% of their base salary. This is increased on a graduated scale to a maximum bonus of 90% to 120% of their base salary.

     After the end of the plan year, the Committee determines the extent to which the targeted corporate pre-tax earnings objective has been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (a) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan due to the objective achieved, by (b) each individual's salary. These amounts are then added to create a corporate bonus pool. If the Committee determines that a minimum pre-tax earnings target was not achieved, then no bonus pool is established and no bonuses are payable unless an exception were to be approved by the Committee because of unusual circumstances. No such exceptions to the corporate plan have been approved in the last three years. If an exception were approved, it would be a subjective decision by the Committee.

     The bonus payable to the Chief Executive Officer and Chairman of the Board from the bonus pool is the percentage of salary that is payable based solely on the result achieved under the bonus matrix. The bonuses of the other executive officers depend on the percentage of salary payable on the bonus matrix and an assessment of their achievement of personal objectives. The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chairman and Chief Executive Officer. More importance (no specified level) is generally given to the achievement of pre-tax earnings than to the achievement of personal objectives. As a result of the assessment of personal objectives, the bonuses of an executive officer (other than the Chairman and Chief Executive Officer) may be higher or lower than shown on the bonus matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

     For 1993, the Committee determined that the Company exceeded its pre-tax earnings objective and thus the bonuses for 1993 performance that were paid to all executive officers were greater than target bonuses.

STOCK AWARDS

     Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Based on an assessment of competitive factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. Awards are currently granted with a vesting period extending four to six years from the initial grant date. In order to align the interest of senior executives with the interest of stockholders, the Committee's current policy regarding stock awards is to grant stock options to executive officers and other senior officers, with a combination of restricted stock and stock options being granted to other key employees.

     Each executive officer is granted a stock option award that will give such officer an estimated dollar value of stock compensation (the difference between the option price and an estimated future market price of the stock) vesting each year which is equal to a specific percentage of the officer's salary. This percentage increases in line with the higher grade level of the officer. The Chief Executive Officer's Stock compensation value is targeted at 100% of salary, which is the highest percentage of salary as stock compensation. The dollar value of the award is based on estimated annual increases in the market value of the Common Stock in the future to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur. The applicable percentage of salary, as a measure of stock compensation, is determined for each executive after the Committee reviews the market-level equity incentive awards granted to comparably-ranked executives by a group of 20 service and entertainment related companies. This same comparator group is used for cash compensation but is not the same as the peer group used for the performance graph although some of the companies may be the same. The Committee has been advised by an independent consulting firm with expertise in executive compensation that the awards approved by the Committee generally are consistent with these market-level awards.

     For the past several years, it was the Committee's practice to approve awards each year for executive officers. This resulted in stock options being granted annually at new option prices each year. For grants in 1994, the Committee re-evaluated the need to provide longer term incentives for its executive officers given the intense competitive environment for executive talent in which the Company operates. Accordingly, the Committee decided to grant awards in 1994 to the Company's executive officers and a limited number of other key executives that combines, in one award, the shares that would, in all likelihood, have been awarded in 1994, 1995 and 1996 ("three year award"). A three year award was made in January 1994 to each of the executive officers with an option price set at the current market price on the grant date. The award's first annual vesting date is January 1, 1996, with vesting in annual installments of various amounts extending to January 1, 2000. The estimated value of each executive's stock options, including the three year award, that vests per year in terms of equity compensation as a percent of salary remains approximately in line with the market level grants of the comparator group previously discussed.

     The Committee believes that the larger initial grant size of the three-year award, plus utilizing the current market price for the option price, provides the incentive that is necessary to retain and attract the key executives needed by the Company in the foreseeable future. At this time it is the intention of the Committee is to make no further annual grants to this group of executives until 1997. The Committee, however, intends to monitor the appropriateness of this three-year award to insure long term incentive compensation remains competitive in order that the Company has the ability to continue to attract and retain executive talent. The actual value of the stock compensation vesting each year is dependent on the market value of the Company's stock.

     The amount of a stock option award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to an executive officer. For this group of executives, the Company has no other long-term incentive plans under which future awards will be made, so that long-term stock market performance is the sole determinant of long-term incentive compensation.

POLICY CONCERNING TAX DEDUCTIBILITY OF COMPENSATION

     The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation is necessary for competitive reasons or to attract or retain a key executive, or where achieving tax deductibility (such as disclosing performance goals) would be considered disadvantageous to the best interests of the Company.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Rose's base salary is based on his rights under his employment agreement. Under his agreement, he is entitled to merit salary increases. These merit increases are determined in accordance with the procedures and guidelines described above. The Committee approved Mr. Rose's bonus for 1993 based on his achievement with respect to the targeted pre-tax earnings goal for the Company. No stock options were granted to Mr. Rose during 1993.

                                                   Human Resources Committee
                                                     Walter J. Salmon (Chairman)
                                                     James L. Barksdale
                                                     James B. Farley
                                                     Joe M. Henson

                       PERFORMANCE OF PROMUS COMMON STOCK

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) a group of peer issuers with similar businesses. See Note (1). The graph assumes reinvestment of dividends. Performance of the Company's Common Stock includes the performance of Holiday Common Stock prior to February 7, 1990. See Note (2).

           [GRAPH delivered pursuant to Form SE dated March 2, 1994]

(1) The Peer Group companies consist of Bally Manufacturing Corp., Caesars World, Inc., Circus Circus Enterprises, Inc., Hilton Hotels Corp., La Quinta Motor Inns, Inc., Marriott International, Mirage Resorts, Inc., and Showboat Inc. Marriott Corporation (in last year's graph) has been replaced by Marriott International because trading was discontinued in Marriott Corporation as a result of a corporate restructuring in which Marriott International was the surviving corporation whose business is similar to the Company's.

(2) The line graph for Promus Common Stock assumes that $100 was invested in the common stock of Holiday Corporation ("Holiday") on December 31, 1988. On February 7, 1990, Promus Common

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
    Stock was spun off on a share-for-share basis to the stockholders of Holiday. Immediately after the spin-off, Bass PLC ("Bass") acquired Holiday's Holiday Inn hotel division by means of a merger between Holiday and a subsidiary of Bass. In the merger Holiday stockholders received an approximate quarter-share of Bass ADRs for each Holiday share owned, and their Holiday shares were cancelled. The Promus Board of Directors thereafter declared a cash dividend of $30 per share on Promus stock ($10 per share when adjusted for the Stock Splits). The line graph assumes reinvestment in shares of Promus Common Stock of both the special cash dividend and the market value on February 8, 1990 of the Bass ADRs received in the merger (approximately $4.39 per share of Holiday common stock). In connection with these transactions, the executive officers and directors of Holiday became the senior management and directors of Promus. Because of the acquisition of the Holiday Inn business by Bass, the performance of Holiday's common stock prior to the merger is not necessarily indicative of what the performance of Promus Common Stock might have been during such period.

     The Summary Compensation Table below sets forth certain compensation information concerning five executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION                           AWARDS
                               ---------------------------------------------------  -------------------------
                                                                       OTHER         RESTRICTED   SECURITIES         ALL
          NAME AND                                                     ANNUAL          STOCK      UNDERLYING        OTHER
     PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)   COMPENSATION($)(1) AWARD(S)($)(2) OPTIONS(#)(3) COMPENSATION($)(4)
- -----------------------------  ---------  ----------  ----------  ----------------  ------------  -----------  ----------------
Michael D. Rose                     1993  $  509,233  $  504,141     $   88,234      $               240,000      $  318,807
  Chairman of the Board and         1992     505,108     282,860         89,968                                      236,408
  Chief Executive Officer           1991     469,646     304,505
Philip G. Satre                     1993     345,639     342,183                        645,188      164,400         108,624
  President and Chief               1992     341,446     191,210                                                      80,859
  Operating Officer                 1991     301,346     190,600
Colin V. Reed                       1993     244,231     200,269                        393,750       24,000          33,675
  Senior Vice President,            1992     171,346      88,819                         38,835       61,440          20,927
  Corporate Development             1991     132,913      64,500
Charles A. Ledsinger, Jr.           1993     210,576     172,672                                      63,000          23,782
  Senior Vice President and         1992     208,731      98,103                                                      15,090
  Chief Financial Officer           1991     194,019     104,800
Ben C. Peternell                    1993     194,577     159,553                                      47,100         122,198
  Senior Vice President,            1992     192,254      88,437                                                      92,935
  Human Resources and               1991     177,685      96,000
  Communications

- ---------------
(1) Other Annual Compensation for Mr. Rose includes allocated amounts for aircraft usage and household security. Such amounts, respectively, were as follows for 1993: $22,349 and $28,707. Such amounts, respectively, were as follows for 1992; $35,600 and $28,800. For the fiscal years 1993 and 1992, amounts of Other Annual Compensation for each individual named above (other than Mr. Rose) aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000 whichever is lower. Accordingly, no such amounts are included. Other Annual Compensation amounts and All Other Compensation amounts paid for 1991 are not presented.

                                         (Footnotes continued on following page)

                                       18


(Footnotes continued from preceding page)

(2) The 1993 award of restricted stock to Mr. Reed was 21,000 shares with vesting in equal annual installments over the period 1994 to 1995. The 1991 award of restricted stock to Mr. Satre was 99,900 shares with vesting in equal annual amounts over the period 1992 to 1995. The 1991 award of restricted stock to Mr. Reed was 6,495 shares with vesting in equal annual amounts over the period 1992 to 1995. Dividends will be paid on restricted stock in the same manner and to the same extent as dividends are paid on other shares of Common Stock. The number of unvested shares of restricted stock awards held by Mr. Satre, Mr. Reed, Mr. Ledsinger and Mr. Peternell as of December 31, 1993, was 74,973, 22,497, 25,500 and 30,000 respectively.
    The market value of unvested restricted stock awards held by Mr. Satre, Mr. Reed, Mr. Ledsinger and Mr. Peternell as of December 31, 1993, was $3,430,015, $1,029,238, $1,166,625, and $1,372,500 respectively. Mr. Rose held no unvested shares of restricted stock at December 31, 1993.

(3) Adjusted for the Stock Splits in 1993 as follows: a 2 for 1 split in March 1993 and a 3 for 2 split in November 1993.

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation balances and (b) matching contributions to the Company's Savings & Retirement Plan. Such amounts, respectively, were as follows for 1993: Mr. Rose, $309,813 and $8,994; Mr. Satre, $99,630 and
    $8,994; Mr. Reed, $24,681 and $8,994; Mr. Ledsinger, $12,134 and $11,648;
    and Mr. Peternell, $113,442 and $8,756. Such amounts, respectively, were as follows for 1992; Mr. Rose, $228,214 and $8,194; Mr. Satre $72,131 and
    $8,728; Mr. Reed, $12,845 and $8,082; Mr. Ledsinger, $6,407 and $8,683; and
    Mr. Peternell, $84,607 and $8,328. All Other Compensation paid for 1991 is not presented. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above are retirement benefits which are a function of deferred income voluntarily contributed by the executives.

     The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1993, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1993 and for all Promus stockholders.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK PRICE
                                                 INDIVIDUAL GRANTS                          APPRECIATION FOR OPTION TERM(1)
                                ---------------------------------------------------  ---------------------------------------------
                                 NUMBER OF    PERCENT OF
                                SECURITIES   TOTAL OPTIONS
                                UNDERLYING    GRANTED TO     EXERCISE
                                  OPTIONS    EMPLOYEES IN     OR BASE    EXPIRATION
   NAME                         GRANTED(#)(3)  FISCAL YEAR  PRICE($/SH.)    DATE         0%             5%               10%
- ------------------------------  -----------  -------------  -----------  ----------  -----------  ---------------  ---------------
Michael D. Rose...............      --            --         $  --           --      $   --       $     --         $     --
Philip G. Satre...............      --            --            --           --          --             --               --
Colin V. Reed.................      24,000           7.4%        18.75      2/26/03      --               283,003          717,184
Charles A. Ledsinger, Jr......      --            --            --           --          --             --               --
Ben C. Peternell..............      --            --            --           --          --             --               --
All Stockholders(2)...........         n/a           n/a           n/a          n/a      --         1,711,051,884    4,336,141,420
All Optionees.................     326,428        100.00%        26.65      various      --             5,470,660       13,863,727
All Optionees as a percent
  of All Stockholders Gain....         n/a           n/a           n/a          n/a      n/a                0.32%            0.32%

                                                   (Footnotes on following page)

                                       19


(Footnotes for preceding page)

- ---------------
(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and 10 percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, the Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These amounts represent the appreciated value which common shareholders would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(3) Employees vest in the right to exercise these options over a four-year period. The options granted to Mr. Reed were granted on February 25, 1993. The options granted to other optionees were granted at various times during 1993. In general, major option awards have been granted once a year. Options may also be granted at other times at the discretion of the Human Resources Committee based on promotions or similar reasons. See "Report of the Human Resources Committee on Executive Compensation" and "Stock Option Plan" in this proxy statement for more information concerning stock option awards.

     The following table sets forth certain information concerning stock option exercises during 1993 by the executive officers named in the Summary Compensation Table.

                    AGGREGATED OPTION EXERCISES IN 1993 AND
                        DECEMBER 31, 1993, OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                           SHARES                         OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                          ACQUIRED                     DECEMBER 31, 1993(#)         AT DECEMBER 31, 1993($)
                                             ON           VALUE     ---------------------------  -----------------------------
     NAME                                EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE(1)
- --------------------------------------  -------------  -----------  -------------  ------------  -------------  --------------
Michael D. Rose.......................       --        $   --            --            240,000        --         $  8,119,997
Philip G. Satre.......................       --            --            --            164,400        --            5,554,697
Colin V. Reed.........................        3,123        137,589       --             85,440        --            2,707,693
Charles A. Ledsinger, Jr..............        8,010        376,923       --             63,000        --            2,135,249
Ben C. Peternell......................       --            --            --             47,100        --            1,586,605

- ---------------
(1) Amount represents the difference between the aggregated option price of unexercised options and a $45.75 market price on December 31, 1993.

                        CERTAIN EMPLOYMENT ARRANGEMENTS

     On February 25, 1994, the Board of Directors elected Mr. Satre Chief Executive Officer of the Company effective April 29, 1994, replacing Mr. Rose in this position. Mr. Satre will continue to serve as President. The Board also approved an employment agreement with Mr. Satre. Under this agreement, the Company has agreed to employ Mr. Satre as Chief Executive Officer of the Company from April 29, 1994, until December 31, 1998 at an annual salary of $450,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of this employment agreement, Mr. Satre will continue to be eligible for his current benefits, including eligibility for bonus compensation and long term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. The Board reserves the right to terminate the employment agreement with or without cause and Mr. Satre has the right to resign with good reason (as defined). If the agreement is terminated without cause or if he resigns for good reason, Mr. Satre will receive two years' salary continuation and his stock options will continue in force during this period of time for vesting purposes. If the agreement is terminated for cause, his unvested options will be cancelled and his salary will end. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

     On February 25, 1994, the Board of Directors approved an employment agreement with Mr. Rose, replacing an existing agreement. Under the new agreement, the Company has agreed to employ Mr. Rose in a full time capacity as Chairman of the Board, subject to his election to the Board of Directors, until December 31, 1998, at an annual salary of $550,000, subject to merit increases as may be approved by the Human Resources Committee. The agreement can be extended on a year to year basis after December 31, 1998, pursuant to mutual agreement. During the term of this employment agreement, Mr. Rose will continue to be eligible for his current benefits, including eligibility for bonus compensation and long term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. After April 30, 1996, however, the Board may modify his duties to serve as Chairman of the Board at 50% time and 50% salary or to serve in a more limited role with a commensurate lesser salary. The Board reserves the right to terminate the employment agreement at any time with or without cause and Mr. Rose may resign for good reason (as defined). If the agreement is terminated by the Board without cause or if he resigns for good reason, his unvested stock options will vest at that time and he will receive two years' salary continuation. If the agreement is terminated for cause or if he resigns without good reason, his unvested stock options will be cancelled and his salary will end. The agreement further provides that such options will vest if he retires after April 30, 1996 or on December 31, 1998, if his employment continues to that date. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Rose would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

     After the termination of their employment with the Company, both Mr. Rose and Mr. Satre will be entitled to receive group insurance benefits at the Company's cost for their respective lifetimes similar to the benefits provided to other retired management directors of the Company. In addition, both employment agreements provide for a non-competition covenant for a period of two years following termination of employment pursuant to which the executive agrees not to engage in a business competitive with the Company or its subsidiaries.

     The Company has entered into severance agreements with each of the executive officers named on page 18. Each severance agreement provides for a compensation payment of 2.99 times the average "annual compensation" paid to such executive for the five preceding calendar years (the "Compensation Payment"), as well as accelerated payment or accelerated vesting of any compensation or awards payable to such executive under any incentive plan of the Company if the executive is terminated subsequent to a change in control of the Company, as defined in the severance agreements (the "Accelerated Payments") (collectively, the "Severance Payments"), with certain exceptions described below. With respect to restricted stock and stock options, such stock awards vest automatically upon a change of control regardless of termination of the employee. The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (i) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such Board, or
(iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation. The executives are not entitled to the Compensation Payments subsequent to a change in control if their termination is: (i) by the Company for cause (as defined),
(ii) a result of retirement or disability, or, except for Mr. Rose and Mr. Satre, (iii) voluntary and not for good reason (as defined). In the event that an executive becomes entitled to Severance Payments, which are subject to taxation under Section 4999 (the "Excise Tax") of the Code, the severance agreements provide that the Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Tax and other taxes on the Gross-Up Payment, shall equal the initial Severance Payments, subject to certain exceptions.

     Mr. Rose and Mr. Satre are entitled to the Compensation Payments if, after a change in control of the Company, such executive's employment terminates involuntarily or he resigns. The other executives are entitled to the Compensation Payments subsequent to a change in control of the Company if the executive's employment is terminated involuntarily or if the executive resigns with good reason (as defined).

     In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (i) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (ii) each executive will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person publicly announces an intention to take action which would result in change of control of the Company, (iii) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage previously owned on the date of the severance agreement, or (iv) the Board adopts a resolution to the effect that a potential change in control of the Company has occurred.

     Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

     The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named on page 18 on January 1, 1994, if a change in control occurred and if such executives had been terminated as of that date would have been approximately: Mr. Rose, $2,221,312 and $8,119,997; Mr. Satre, $1,412,852 and $8,984,712; Mr. Reed, $671,365 and
$3,736,931; Mr. Ledsinger, $761,219 and $3,301,874; and Mr. Peternell, $777,171
and $2,959,105. Such Accelerated Payments include the value of unvested restricted stock, valued as of December 31, 1993, and unvested stock options that would accelerate upon a change in control.

     The Company's executive officers participate in the Executive Deferred Compensation Plan which provides for two alternative interest rates, a termination rate and a retirement rate. See "Compensation of Directors" for more information concerning these rates. In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his employment is terminated within a 24 month period after the change in control. Messrs. Satre, Ledsinger, Reed and Peternell are not yet entitled to the retirement rate. Consequently, if a change in control as defined in the Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

     The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers and eight nonmanagment directors which will be payable under the Executive Deferred Compensation Plan or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

                              CERTAIN TRANSACTIONS

     Ronald Terry, a director of the Company, is Chairman and Chief Executive Officer of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that the Company has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Embassy Suites, Inc., $25,000,000, representing a 3.846% share of the total commitment covered by the Bank Facility. As of December 31, 1993, $6,269,231 of this $25,000,000 commitment had been funded and $9,202,054 had been provided in the form of unfunded letters of credit. In connection with this commitment, First Tennessee received fees of $143,410 during 1993.

     Also, First Tennessee acted as the merchant bank for Mastercard and Visa and received fees of $290,016 during 1993 for providing this service to the Company and its direct and indirect subsidiaries. In addition, the total discount received by First Tennessee in connection with credit card merchant processing for the Company and its subsidiaries in 1993 was $2,997,712. Certain direct and indirect subsidiaries of the Company and hotels managed by such entities maintained deposit accounts with First Tennessee during 1993. The average ledger balance during 1993 was $1,010,415 and the ledger balance on December 31, 1993, was $7,865,544. Deposit account service fees paid to First Tennessee in excess of the earnings credit assigned to these accounts were $107,016 during 1993. First Tennessee also received fees of $5,593 on other miscellaneous transactions with the Company in 1993.

     During 1993, Messrs. Satre and Ledsinger, executive officers of the Company, had indebtedness to the Company in the aggregate amount of $240,216.26 and $128,400.30, respectively, to pay withholding taxes on their restricted stock vesting in December 1992. The rate of interest on such indebtedness was 7%. Mr. Satre paid such indebtedness in full on January 12, 1993, and Mr. Ledsinger paid such indebtedness in full on March 29, 1993.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial owners of more than 5% of Common Stock as of December 31, 1993.

                                                                       NUMBER OF SHARES     PERCENT
                         NAME AND ADDRESS OF                             BENEFICIALLY         OF
                          BENEFICIAL OWNER                                   OWNED           CLASS
- ---------------------------------------------------------------------  -----------------  -----------
Provident Investment Counsel.........................................        7,659,722(1)        7.5%
and Robert Martin Kommerstad
  300 North Lake Avenue
  Pasadena, CA 91101- 4022
Trustees of The Promus...............................................        5,591,480(2)        5.5%
Companies Incorporated
Savings and Retirement Plan
  1023 Cherry Road
  Memphis, TN 38117

- ---------------
(1) Provident Investment Counsel ("Provident") is a registered investment adviser and has reported beneficial ownership of the shares listed as a result of Provident's discretionary authority to buy, sell and vote shares of Common Stock for its investment advisory clients. No single investment advisory client of Provident owns more than 5% of the Common Stock. Robert Martin Kommerstad, a shareholder of Provident, controls Provident by virture of his position as the sole voting trustee of a voting trust which holds all of the outstanding securities of Provident, and his ownership of the listed shares is reported as indirect. Provident and Mr. Kommerstad share voting power as to 5,951,497 shares of the shares listed and have no power to vote 1,708,225 shares of the shares listed. Provident and Mr. Kommerstad share investment power as to 7,659,722 shares of the shares listed. Neither Provident nor Mr. Kommerstad separately have sole voting power or sole investment power as to any of the shares listed. The source of this information is a Schedule 13G filed by Provident

                                         (Footnotes continued on following page)

                                       24


(Footnotes continued from preceding page)

    and Robert Martin Kommerstad with the Securities and Exchange Commission and dated February 9, 1994.

(2) The trustees of The Promus Companies Incorporated Savings and Retirement Plan (the "Plan") have sole voting power of the shares listed except that each participant in the Plan has the right, to the extent of shares of Common Stock allocated to the participant's account in the Plan (including vested and unvested amounts), to direct the trustees in writing as to how to respond to a solicitation of proxies opposed by management of the Company. The trustees do not have shared voting power, sole investment power, or shared investment power over any of the shares listed. The participants in the Plan have the right to direct the disposition of the securities held in their accounts pursuant to the terms of the Plan. No one participant has such rights with respect to more than 5% of the Common Stock. The source of this information is a Schedule 13G filed by the trustees of the Plan with the Securities and Exchange Commission and dated February 4, 1994.

OTHER MATTERS AT THE MEETING

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King and Co. to assist in the solicitation of proxies with respect to shares of Promus Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services
of D.F. King is $      , plus expenses.

STOCKHOLDER PROPOSALS

     For any proposal to be considered for inclusion in the Company's proxy statement and form of proxy for presentation at the 1995 Annual Meeting of Stockholders, it must be received at the Company's principal executive offices on or before [November 18, 1994].

                                          By Direction of the Board of Directors

                                          /s/ E. O. Robinson, Jr.

                                          E. O. Robinson, Jr.
                                          Secretary

Memphis, Tennessee
March   , 1994

THE FOLLOWING TRADEMARKS USED IN THIS DOCUMENT ARE OWNED BY THE PROMUS COMPANIES INCORPORATED, ITS DIRECT OR INDIRECT SUBSIDIARIES, OR AFFILIATES: PROMUS(R), EMBASSY SUITES(R), HARRAH'S(R), HAMPTON INN(R), HAMPTON INN & SUITESSM AND HOMEWOOD SUITES(R).

                        ["PROMUS COMPANIES" logo]

                             NOTICE OF 1994
                           ANNUAL MEETING AND
                            PROXY STATEMENT



["Harrah's(R)" logo]

              ["Embassy Suites(R)" logo]

                                  ["Hampton Inn(R)" logo]

                                                   ["Homewood Suites(R)" logo]

                       THE PROMUS COMPANIES INCORPORATED
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 29, 1994

    The undersigned stockholder of The Promus Companies Incorporated hereby appoints Michael D. Rose, Philip G. Satre and Ben C. Peternell, or any one of them, true and lawful proxies and attorneys, with full power of substitution to each, for and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if present, to vote all stock of the undersigned in the Company at the Annual Meeting of Stockholders to be held on April 29, 1994, and any adjournment thereof. This Proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

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

    The undersigned hereby acknowledges receipt of the notice for the Annual Meeting, Proxy Statement and Annual Report to Stockholders.

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

    PLEASE MARK BOXES /X/ OR /X/ IN BLACK OR BLUE INK.

    The Board of Directors recommends a vote FOR all nominees and FOR the other matters presented:
                                PROXY DEPARTMENT
                                NEW YORK, N.Y. 10203-0918

1. Election of Directors for Class I

  NOMINEES: Joe M. Henson, Michael D. Rose, Ronald Terry and Eddie N.
            Williams      / / FOR      / / WITHHELD      / / EXCEPTIONS*
   *Exceptions ...............................................
    Instructions: To vote your shares for all Director nominees, mark the "For" box. To withhold your vote for all nominees, mark the "Withheld" box. To withhold authority or vote for a particular nominee, mark the "Exceptions"
    box and write the name(s) of the exception(s) in the space provided. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.
- --------------------------------------------------------------------------------

2. Charter Amendment to increase the authorized shares of Common Stock and reduce their par value per share as described in the accompanying proxy statement.

/ / FOR            / / AGAINST            / / ABSTAIN

3. Amendments to the Company's 1990 Stock Option Plan as described in the accompanying proxy statement.

/ / FOR            / / AGAINST            / / ABSTAIN

4. Ratification of Arthur Andersen & Co. as the Company's independent public accountants for the 1994 calendar year.

/ / FOR            / / AGAINST            / / ABSTAIN

5. In their discretion, to act upon such other matters as may properly come before the meeting or any adjournment thereof.

    Address Change Comments                      Please sign the Proxy as your
If you have noted either an                      name appears hereon. When
Address Change or made Comments                  signing as attorney, executor,
on the reverse side of this card,                administrator, trustee or
mark here.                                       guardian, please give title.
                                                 All joint owners should sign.
Address Change                           DATE
and/or Comments Mark Here / /                 ----------------------------------
                                         SIGNATURE
                                                   -----------------------------

                                      ------------------------------------------

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.